Exhibit 10.8

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE CG ONCOLOGY, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO CG ONCOLOGY, INC. IF PUBLICLY DISCLOSED.

FIRST AMENDMENT TO THE LICENSE

AND COLLABORATION AGREEMENT

This FIRST AMENDMENT TO THE LICENSE AND COLLABORATION AGREEMENT (“First Amendment”) is effective as of September 15, 2022 (the “First Amendment Effective Date”) by and between Kissei Pharmaceutical Co., Ltd., a corporation duly organized and existing under the lases of Japan and having its registered office at 19-48, Yoshino, Matsumoto, Nagano Prefecture, Japan (“Kissei”), and CG Oncology, Inc. (formerly known as Cold Genesys, Inc.), a company organized and existing under the laws of the state of Delaware, United States, located at 400 Spectrum Center Drive, Suite #2040 Irvine, CA 92618 (“CG”). Kissei and CG are each referred to herein by name or, individually, as a “Party” and together as the “Parties.”

BACKGROUND

WHEREAS, Kissei and CG are parties to that certain License and Collaboration Agreement, effective as of March 26, 2020 (the “Original Agreement,” and collectively with the First Amendment, the “Agreement”);

WHEREAS, The Parties desire to amend the Original Agreement as set forth below;

NOW, THEREFORE, in consideration of the mutual covenants and agreements provided below and other consideration, the receipt and sufficiency of which is hereby acknowledged, Kissei and CG hereby agree as follows:

1. Definitions. Capitalized terms used in this First Amendment but not specifically defined below shall have the meaning ascribed to them in the Original Agreement. The corresponding definitions in the Original Agreement are replaced in their entirety with the definitions below:

1.9 “CG Collaboration Know-How” means Collaboration Know-How that is generated, discovered or obtained during the Term of this Agreement by or on behalf of the CG Group without the inventive contribution of any employee, consultant or agent of Kissei.

1.12 “CG Know-How” means all Know-How Controlled by the CG Group as of the Effective Date or during the Term of this Agreement. For clarity, CG Know-How (a) includes CG Collaboration Know-How and (b) excludes Joint Collaboration Know-How.

1.13 “CG Patents” means all Patents Controlled by the CG Group as of the Effective Date or during the Term of this Agreement, including Patents claiming CG Collaboration Know-How. CG Patents exclude Joint Collaboration Patents. The CG Patents existing as of the Effective Date are identified on Schedule 1.13.

2. The following new definitions are hereby inserted out of alphabetical order after the existing definitions in the Original Agreement to preserve the section numbering in the Original Agreement.

1.87 “CG Group” means CG and any of its Affiliates existing immediately prior to the consummation of a Change of Control of CG.

1.88 “Transacting Party” means a Person engaged in the Change of Control event with CG immediately prior to the consummation of the Change of Control.

1.89 “Transacting Party Group” means the Transacting Party and its Affiliates in existence immediately prior to consummation of the Change of Control.

3. Section 3.9 (Change of Control) of the Original Agreement is replaced in its entirety with the following:

3.9 Change of Control. In the event of a Change of Control of CG (or successor entity thereto, applying the definition of Change of Control to such successor in place of CG), and the Transacting Party Group is either (a) engaged in the research, development, manufacture or commercialization of any Competing Product (as of the effective date of such Change of Control or at any time during the Term) or (b) a Peer Pharmaceutical Company, Kissei may (without limiting Kissei’s rights under this Agreement, including under Section 14.5 (Termination at Will)) elect to take any or all of the following actions set forth in Sections 3.9.1 (Change of Control) and/or 3.9.2 (Change of Control):

3.9.1 provide written notice to CG (or its successor entity) terminating the provisions of this Article 3 (Governance) in whole or in part, and upon such notice (a) except with respect to Section 3.6 (JDC Decision Making) as discussed in this Section 3.9.1, neither Party will be obligated under the terminated provisions of this Article 3 (Governance) for the remainder of the Term, (b) any information, documents or reports that a Party is otherwise required to provide to the working groups or JDC pursuant to the terminated provisions of this Article 3 (Governance), as applicable, shall be provided directly to the other Party, (c) Kissei’s obligations to provide the annual progress reports under Section 6.2 (Progress Reports) shall be limited to high-level information regarding the status of Products (including Marketing Approvals) and commercialization as of the end of the preceding calendar year, and (d) any matters delegated to the working groups or JDC pursuant to the terminated provisions of this Article 3 (Governance), as applicable, shall be made by mutual agreement of the Parties, subject to the decision-making and dispute resolution provisions of Section 3.6 (JDC Decision-Making) and Article 15 (Dispute Resolution) with such disputes first being referred to the officers listed in Section 15.1 (Disputes); or

3.9.2 provide written notice to CG (or its successor entity) terminating the provisions of Sections 2.1 (General) and/or 2.2 (Certain Activities), in whole or in part, without relieving either Party of any obligation that accrued under any such section prior to such termination. If Kissei provides a notice to CG under this Section 3.9.2 (Change of Control), CG shall as soon as reasonably practicable transfer and assign to Kissei all data, Marketing Approvals and regulatory documentation with respect to the Products in the Territory and a copy of all of the data with respect to the Products in the Territory, including all data comprising the global safety database for the Products and any related Companion Diagnostics.

3.9.3 Notwithstanding the foregoing, Kissei shall not have the right to take any of the actions set forth in Section 3.9.1 (Change of Control) or Section 3.9.2 (Change of Control) so long as (a) no unpublished CG Patents or unpublished CG Know-How that is used in the conduct of activities under the Development Program, and no Kissei IP and Confidential Information, and no Collaboration IP is used by such Transacting Party Group in the research, development, manufacture, sale, marketing, promotion or distribution of any Competing Product, (b) individual personnel of the CG Group do not remain employed by such Transacting Party Group following the closing of such Change of Control, (c) such Transacting Party Group segregates any remaining CG Group personnel who remain employed by the Transacting Party Group for any period following closing of such Change of Control from all programs of such Transacting Party Group directed to the (i) research, development, manufacture, sale, marketing, promotion or distribution of any Competing Product or (ii) research, development, manufacture, sale, marketing, promotion or distribution of any product for the diagnosis, prevention, or treatment of any of the Indications covered by any Development Plan under this Agreement, and (d) if such Transacting Party Group is a Peer Pharmaceutical Company, CG’s JDC, JPWG and other working group representatives remain employees or contractors solely of the CG Group (and not such Transacting Party Group) or are otherwise no longer employed by the CG Group and not hired by the Transacting Party Group.

4. Section 4.3.1 (Exclusivity) of the Original Agreement is replaced in its entirety with the following:

4.3.1 CG Exclusivity. For a period beginning on the Effective Date and concluding [***] following first Marketing Approval for a Product, neither CG nor any of its Affiliates (which Affiliates shall not include a Transacting Party Group for so long as the conditions set forth in (a) through (d) of Section 3.9.3 (Change of Control) remain satisfied) shall: (a) promote, market, distribute, sell or otherwise commercialize a Competing Product; or (b) either directly or indirectly, appoint, license, or otherwise authorize or facilitate any Third Party, whether pursuant to such appointment, license or otherwise, to perform any of the activities set forth in the foregoing clause (a).

5. Section 7.5.7 (Royalty Buy-Out) of the Original Agreement is replaced in its entirety with the following:

7.5.7 Royalty Buy-Out.

(a) Change of Control. In the event of a Change of Control of CG during the Term, CG shall have the right to pay Kissei a single lump-sum in order to terminate CG’s obligation to pay Kissei royalties pursuant to Section 7.5.1 (Products in CG Territory) and convert all licenses in Section 4.2 (License Grants to CG) into fully-paid licenses (the “Buy-Out Option”).

(b) Exercise. Subject to Section 7.5.7(d) (No Obligation), CG, itself or through a member of the Transacting Party Group, shall notify Kissei in writing if CG wishes to exercise its Buy-Out Option (“Election Notice”). If CG provides an Election Notice to Kissei, the amount payable by CG to Kissei in consideration for the Buy-Out Option, which shall be the fair market value, shall be determined by a Valuation Firm in accordance with Section 7.5.7(c) (Valuation Firm) (the “Buy-Out Option Price”). Following payment of the Buy-Out Option Price, which shall be within [***] from the date when the report described in Section 7.5.7(c) (Valuation Firm) indicating the amount of the Buy-Out Option Price is received by Kissei, CG’s obligations under Section 7.5 (Royalty Payments for Products by CG) shall be terminated. CG may exercise the Buy-Out Option right only once during the Term, but CG’s non-exercise of the Buy-Out Option for any particular Change of Control does not waive the Buy-Out Option for any subsequent Change of Control. CG must provide Kissei with the Election Notice within [***] after the Change of Control occurs or the Buy-Out Option will be deemed waived solely with respect to that Change of Control.

(c) Valuation Firm. The Buy-Out Option Price shall be finally determined by a reputable, independent third-party valuation firm (“Valuation Firm”), at CG’s expense. Following Kissei’s receipt of the Election Notice, the Parties shall mutually agree upon a list of no more than [***] valuation firms, and CG shall have the sole right to choose the Valuation Firm from such list; provided that if the Parties, using good faith efforts, cannot agree on a list within [***] of the Election Notice, CG shall choose the Valuation Firm. Prior to disclosing any Confidential Information to the Valuation Firm, CG, alone or in a three-way agreement with Kissei, at Kissei’s reasonable option, shall enter into a confidentiality agreement consistent with Article 10 (Confidentiality) to facilitate disclosure of information to the Valuation Firm. The Valuation Firm shall develop and deliver a report of evidencing its calculations of the Buy-Out Option Price, in accordance with Schedule 7.5.7.

(d) No Obligation. CG and the Transacting Party Group shall have no obligation to exercise the Buy-Out Option, and any solicitation of information or pricing from a Valuation Firm shall not constitute the Election Notice. CG and the Transacting Party Group shall only have the obligation to pay the Buy-Out Option Price to Kissei once CG or the Transacting Party Group provides the Election Notice to Kissei and completes the process described in Section 7.5.7(c) (Valuation Firm).

6. Section 14.3 (Termination by Either Party for Insolvency or Bankruptcy). Replace “assessor” with “assets”.

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IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this First Amendment as of the First Amendment Effective Date.

CG ONCOLOGY, INC		KISSEI PHARMACEUTICAL CO., LTD.

By:	/s/ Arthur Kwan	By:	/s/ Mutsuo Kanzawa
Name:	Arthur Kuan	Name:	Mutsuo Kanzawa
Title:	Chief Executive Officer	Title:	Chairman and Chief Executive Officer